Exhibit 4.3

THE BANK OF NEW YORK COMPANY, INC., as ISSUER

and

THE BANK OF NEW YORK MELLON CORPORATION, as SUCCESSOR ISSUER

to

MANUFACTURERS AND TRADERS TRUST COMPANY, as successor Trustee to

J.P. MORGAN TRUST COMPANY, NATIONAL ASSOCIATION

SUPPLEMENTAL INDENTURE

Dated as of June 29, 2007

This Supplemental Indenture, dated as of June 29, 2007, among The Bank of New York Company, Inc., a corporation duly organized and existing under the laws of the State of New York having its principal executive office at One Wall Street, New York, New York 10286 (the “Company”), The Bank of New York Mellon Corporation, a Delaware corporation (“Newco”), and Manufacturers and Traders Trust Company, a New York banking corporation having its principal office at One M&T Plaza, 7th Floor, Buffalo, New York 14203 (as successor trustee to J.P. Morgan Trust Company, National Association, the “Trustee”).

RECITALS

The Company executed and delivered to the Trustee that certain indenture, dated as of October 1, 1993 (the “Indenture”), pursuant to which one or more series of unsecured debentures, notes or other evidences of indebtedness of the Company (the “Securities”) may be issued from time to time by the Company. All capitalized terms used in this Supplemental Indenture not otherwise defined herein shall have the meanings assigned to such terms in the Indenture.

Section 801(1) of the Indenture provides that the Company shall not consolidate with, or merge into, any other Person, unless the Person formed by such consolidation or into which the Company is merged is a corporation organized and existing under the laws of the United States of America or any state thereof and shall expressly assume by a supplemental indenture, in form satisfactory to the Trustee, the due and punctual payment of the principal of and interest on all of the Securities and the performance of every covenant in the Indenture on the part of the Company to be performed or observed.

Section 901(1) of the Indenture provides that a supplemental indenture may be entered into by the Company, when authorized by a Board Resolution, and the Trustee without the consent of any Holders to evidence the succession of another Person to the Company and the assumption by such successor of the covenants of the Company in the Indenture and in the Securities.

Mellon Financial Corporation and the Company have entered into an Agreement and Plan of Merger, dated as of December 3, 2006, as amended and restated on February 23, 2007 and March 30, 2007, pursuant to which they have agreed to merge (the “Merger”) with and into Newco, a newly formed Delaware corporation which will survive the Merger.

Pursuant to the Merger, Newco will, upon the consummation of the Merger, assume the Outstanding Securities (defined below) and the performance of every covenant in the Indenture to be observed or performed by the Company.

The Company desires and has requested the Trustee to join with it in the execution and delivery of this Supplemental Indenture to evidence the assumption, upon the consummation of the Merger, of the Outstanding Securities and the obligations of the Company under the Indenture by Newco.

The following series of Securities (the “Outstanding Securities”) have been issued prior to the execution hereof and remain outstanding:

(i)	7.30% Senior Subordinated Notes due December 1, 2009, issued December 6, 1999;

(ii)	6.375% Senior Subordinated Notes due April 1, 2012, issued March 26, 2002;

(iii)	4.25% Fixed Rate/Floating Rate Senior Subordinated Notes due September 4, 2012, issued September 4, 2002;

(iv)	3.40% Fixed Rate/Floating Rate Senior Subordinated Notes due March 15, 2013, issued March 12, 2003;

(v)	5.50% Senior Subordinated Notes due December 1, 2017, issued November 13, 2002;

(vi)	Zero Coupon Subordinated Medium Term Note due April 1, 2014, issued April 1, 1999;

(vii)	Zero Coupon Subordinated Medium Term Note due April 14, 2014, issued April 20, 1999;

(viii)	Zero Coupon Subordinated Medium Term Note due April 14, 2014, issued April 29, 1999;

(ix)	Zero Coupon Medium Term Note due March 24, 2028, issued March 24, 1998;

(x)	4.95% Senior Subordinated Notes due 2015, issued March 10, 2005;

(xi)	5.31% Senior Subordinated Medium Term Note due April 30, 2018;

(xii)	Senior Subordinated Medium Term Notes due 2018, issued 2003;

(xiii)	Senior Subordinated Medium Term Notes due 2019, issued 2004;

(xiv)	Senior Subordinated Medium Term Notes due 2020, issued 2005;

(xv)	Senior Subordinated Medium Term Notes due 2021, issued 2006;

(xvi)	Senior Subordinated Medium Term Notes due 2022, issued 2007;

(xvii)	Senior Subordinated Medium Term Notes due 2028, issued 2003;

(xviii)	Senior Subordinated Medium Term Notes due 2029, issued 2004;

(xix)	Senior Subordinated Medium Term Notes due 2030, issued 2005;

(xx)	Senior Subordinated Medium Term Notes due 2031, issued 2006; and

(xxi)	Senior Subordinated Medium Term Notes due 2032, issued 2007.

The Company has furnished the Trustee with (i) an Opinion of Counsel stating that the Merger and the execution and delivery of this Supplemental Indenture comply with the Indenture, (ii) an Officers’ Certificate and an Opinion of Counsel each stating that all conditions precedent provided for in the Indenture with respect to this Supplemental Indenture have been complied with and (iii) a copy of the resolutions of its Board of Directors, certified by its Secretary or Assistant Secretary, pursuant to which this Supplemental Indenture has been authorized.

All actions necessary to make this Supplemental Indenture a valid agreement of the Company, Newco and the Trustee and a valid amendment of and supplement to the Indenture have been taken.

NOW THEREFORE THIS SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the premises and intending to be legally bound hereby, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Securities or of any series thereof, as follows:

ARTICLE ONE

ASSUMPTION OF OBLIGATIONS

SECTION 1.1. Assumption of Obligations under Indenture. Newco hereby fully and unconditionally agrees to assume, and hereby does assume, effective upon the consummation of the Merger, the due and punctual payment of the principal of and any premium and interest on the Outstanding Securities and the performance and observance of every covenant of the Indenture on the part of the Company to be performed or observed.

ARTICLE TWO

RELEASE OF OBLIGATIONS

SECTION 2.1. Release of the Company from Obligations. In accordance with Section 802 of the Indenture, upon the consummation of the Merger, the Company shall be relieved of all covenants and obligations under the Indenture and the Outstanding Securities.

ARTICLE THREE

MISCELLANEOUS

SECTION 3.1. All the provisions of this Supplemental Indenture shall be deemed to be incorporated in, and made a part of, the Indenture; and the Indenture, as supplemented and amended by this Supplemental Indenture, shall be read, taken and construed as one and the same instrument. Upon the consummation of the Merger, in accordance with Article Eight of the Indenture, Newco shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if it had been named as the Company therein and thereafter the Company shall be relieved of all obligations and covenants under the Indenture and the Securities.

SECTION 3.2. This Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

SECTION 3.3. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 3.4. Nothing in this Supplemental Indenture, express or implied, shall give to any person, other than the parties hereto and their successors hereunder and the Holders, any benefit, legal or equitable right, remedy or claim under this Supplemental Indenture.

SECTION 3.5. This Supplemental Indenture will become effective upon its execution and delivery.

SECTION 3.6. All covenants and agreements in the Indenture, as supplemented and amended by this Supplemental Indenture, by the Company shall bind its successors and assigns, whether so expressed or not.

SECTION 3.7. The Indenture as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided.

SECTION 3.8. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

SECTION 3.9. This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, attested, all as of the day and year first above written.

THE BANK OF NEW YORK COMPANY, INC.

By:	/s/ GERALD HASSELL
Name:	Gerald Hassell
Title:	President

THE BANK OF NEW YORK MELLON CORPORATION

By:	/s/ CARL KRASIK
Name:	Carl Krasik
Title:	Secretary

MANUFACTURERS AND TRADERS TRUST COMPANY, not in its individual capacity but solely as Trustee

By:	/s/ ROBERT D. BROWN
Name:	Robert D. Brown
Title:	Vice President